1235 Water Street
East Greenville, PA 18041
Tel 215 679-7991
Press Release

Knoll Reports Continued Growth and Margin Expansion
EAST GREENVILLE, PA, October 20, 2016 -- Knoll, Inc. (NYSE: KNL), a leading designer and manufacturer of furnishings, textiles and fine leathers for the workplace and home, today announced results for the third quarter ended September 30, 2016. Net sales were $292.1 million for the third quarter, an increase of 10.8%, from the third quarter of 2015. Operating profit for the quarter increased 22.6%, to $35.2 million, compared to operating profit of $28.7 million for the third quarter of 2015. Net earnings for the third quarter of 2016 were $21.6 million, an increase of 21.2% when compared to the third quarter of 2015. Diluted earnings per share were $0.44 and $0.37 for the third quarter of 2016 and 2015, respectively.
“In the face of a more mixed demand environment across our various end markets we are pleased to be reporting better than industry growth and continued margin and operating profit expansion,” commented Andrew Cogan, CEO. “In the quarter our HOLLY HUNT division completed the first of what we hope will be many tuck in acquisitions with the purchase of Vladimir Kagan Design Group. Known for its sensual, elegant, mid-century and contemporary designs, we believe this is a business we can leverage our HOLLY HUNT distribution to profitably grow in the years ahead.”
Third Quarter Results
Third quarter 2016 financial results highlights are as follows:

Dollars in Millions, Except Per Share Data	Three Months Ended September 30,		Percent
	2016	2015	Change
Net Sales	$292.1	$263.6	10.8%
Gross Profit	112.8	101.2	11.5%
Gross Profit %	38.6%	38.4%	0.5%
Operating Expenses	77.6	72.5	7.0%
Operating Profit	35.2	28.7	22.6%
Operating Profit %	12.1%	10.9%	11.0%
Net Earnings Attributable to Knoll, Inc. Stockholders	21.6	17.8	21.2%
Earnings Per Share - Diluted	$0.44	$0.37	18.9%
Net sales were $292.1 million for the third quarter of 2016, an increase of 10.8%, from the third quarter of 2015. Net sales for the Office segment were $185.8 million during the third quarter of 2016, an increase of 15.5%. The increase in the Office segment was led by continued growth in our core systems portfolio, as well as increases in complementary products. Net sales for the Studio segment were $79.8 million during the third quarter of 2016, an increase of 6.5%. The increase in the Studio segment was led by Europe and KnollStudio in North America. Net sales for the Coverings segment were $26.5 million during the third quarter of 2016, a decrease of 4.8%. Continued year-over-year growth in Spinneybeck | FilzFelt sales was offset by weakness at KnollTextiles and Edelman.

Gross profit for the third quarter of 2016 was $112.8 million, an increase of $11.6 million, or 11.5%, when compared with the third quarter of 2015. During the third quarter 2016, gross margin improved to 38.6% from 38.4% in the third quarter of 2015. This improvement was driven mainly by the Office segment, where operating efficiencies and improved fixed-cost leverage from higher volumes were favorable.
Total operating expenses were $77.6 million for the third quarter of 2016, or 26.6% of net sales, compared to $72.5 million, or 27.5% of net sales, for the third quarter of 2015. The increase in operating expenses was primarily related to expanded sales and product development investments as well as higher incentive accruals related to increased profitability.
Operating profit for the third quarter of 2016 increased 22.6%, to $35.2 million, compared to operating profit of $28.7 million for the third quarter of 2015. Operating profit for the Office segment was $18.0 million, or 9.7% of net sales, in the third quarter of 2016, an increase of $6.9 million, or 62.1%. Operating profit for the Studio segment was $11.7 million, or 14.7% of net sales, an increase of $0.4 million, or 3.2%. Operating profit for the Coverings segment was $5.5 million, or 20.7% of net sales, a decrease of $0.8 million, or 12.3%.
During the third quarter of 2016, other expense was $0.7 million compared to other income of $1.8 million for the third quarter of 2015. Other expense in the third quarter of 2016 was related to the impact of exchange rate fluctuations on our foreign subsidiaries. Other income in the third quarter of 2015 was primarily related to foreign exchange gains due to the devaluation of the Canadian dollar.
Net income for the third quarter of 2016 was $21.6 million, or $0.44 diluted earnings per share, compared to $17.9 million, or $0.37 diluted earnings per share, for the third quarter of 2015.
The tax rate for the third quarter of 2016 was 34.9% compared to 38.0% for the third quarter of 2015. The mix of pretax income and the varying effective tax rates in the countries and states in which we operate directly affects our consolidated effective tax rate.
During the third quarter of 2016 and 2015, cash provided by operations was $49.3 million and $30.7 million, respectively. Capital expenditures for the third quarter of 2016 totaled $10.4 million compared to $7.2 million in the third quarter of 2015. During the third quarter of 2016, the Company paid a quarterly dividend of $7.2 million, or $0.15 per share, compared to a quarterly dividend of $5.7 million, or $0.12 per share, in the third quarter of 2015.

Business Segment Results
The following information categorizes the Company's results into its reporting segments.
The Office segment serves corporate, government, healthcare, retail and other customers in the United States and Canada providing a portfolio of office furnishing solutions including office systems, seating, storage, tables, desks and KnollExtra® ergonomic accessories. The Office segment also includes international sales of our North American office products. The Studio segment includes KnollStudio®, Knoll Europe, which sells primarily KnollStudio products, Richard Schultz® Design, and HOLLY HUNT®. The Coverings segment includes, KnollTextiles®, Spinneybeck®, Edelman® Leather, and FilzFelt™. These businesses serve a wide range of customers offering high quality textiles and leather.

	Three Months Ended September 30,
Net Sales (in thousands)	2016	2015
Office	$185,764	$160,781
Studio	79,829	74,965
Coverings	26,504	27,842
Total Net Sales	$292,097	$263,588

	Three Months Ended September 30,
Operating Profit (in thousands)	2016	2015
Office	$18,016	$11,112
Studio	11,706	11,340
Coverings	5,481	6,252
Total Operating Profit	$35,203	$28,704

Conference Call Information
Knoll will host a conference call on Friday, October 21, 2016 at 10:00 A.M. EST to discuss its financial results.
The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to “Discover Knoll” and click on “Investor Relations.”
The conference call may also be accessed by dialing:
North America     (844) 778-4138
International     (661) 378-9550
Passcode      958 025 66

A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll Inc. corporate website. In addition, an audio replay of the conference call will be available through October 28, 2016 by dialing (855) 859-2056. International replay: (404) 537-3406 (Passcode: 958 025 66).

About Knoll
Knoll is a constellation of design-driven brands and people, working together with our clients to create inspired modern interiors. Our internationally recognized portfolio includes furniture, textiles, leathers, accessories, and architectural and acoustical elements brands. These brands - Knoll Office, KnollStudio, KnollTextiles, KnollExtra, Spinneybeck | FilzFelt, Edelman Leather, and HOLLY HUNT - reflect our commitment to modern design that meets the diverse requirements of high performance workplaces and luxury interiors. A recipient of the National Design Award for Corporate and Institutional Achievement from the Smithsonian`s Cooper-Hewitt, National Design Museum, Knoll is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help organizations achieve Leadership in Energy and Environmental Design (LEED) workplace certification. Knoll is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Cautionary Statement Regarding Forward-Looking Information
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, revenue and profit levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “goals,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. This includes, without limitation, our statements and expectations regarding any current or future recovery in our industry, our publicly announced plans for increased capital and investment spending to achieve our long-term revenue and profitability growth goals, and our expectations with respect to leverage. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed furniture solutions, changes in the competitive marketplace, changes in the trends in the market for furniture or coverings, the financial strength and stability of our suppliers, customers and dealers, access to capital, our success in designing and implementing our new enterprise resource planning system, our ability to successfully integrate acquired businesses, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts
Investors:
Craig B. Spray
Senior Vice President and Chief Financial Officer
Tel 215 679-1752
cspray@knoll.com
Media:
David E. Bright
Senior Vice President, Communications
Tel 212 343-4135
dbright@knoll.com

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net sales	$292,097	$263,588	$871,426	$798,708
Cost of sales	179,296	162,381	536,797	501,001
Gross profit	112,801	101,207	334,629	297,707
Selling, general, and administrative expenses	77,598	72,062	234,103	218,008
Restructuring charges	—	441	—	441
Operating profit	35,203	28,704	100,526	79,258
Interest expense	1,296	1,650	4,157	5,386
Other expense (income), net	681	(1,757)	3,470	(8,714)
Income before income tax expense	33,226	28,811	92,899	82,586
Income tax expense	11,608	10,950	32,229	30,068
Net earnings	21,618	17,861	60,670	52,518
Net earnings attributable to noncontrolling interests	11	28	28	3
Net earnings attributable to Knoll, Inc. stockholders	$21,607	$17,833	$60,642	$52,515

Earnings per share attributable to Knoll, Inc. stockholders:
Basic	$0.45	$0.37	$1.26	$1.10
Diluted	$0.44	$0.37	$1.24	$1.08

Weighted-average shares outstanding:
Basic	48,053,836	47,764,462	48,000,386	47,725,186
Diluted	48,845,553	48,487,623	48,765,607	48,441,129

KNOLL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,187	$4,192
Customer receivables, net	83,258	116,532
Inventories	146,100	140,798
Deferred income taxes	18,532	20,485
Prepaid and other current assets	28,399	26,765
Total current assets	287,476	308,772
Property, plant, and equipment, net	184,690	172,142
Goodwill and Intangible assets, net	373,983	367,840
Other non-current assets	2,906	5,049
Total assets	$849,055	$853,803
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$10,000	$10,000
Accounts payable	81,913	89,552
Other current liabilities	117,147	116,488
Total current liabilities	209,060	216,040
Long-term debt	183,217	209,718
Other non-current liabilities	154,054	172,571
Total liabilities	546,331	598,329
Total equity	302,724	255,474
Total liabilities and equity	$849,055	$853,803

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2016	2015

Net earnings	$60,670	$52,518
Cash provided by operating activities	95,662	38,139
Cash used in investing activities	(33,831)	(19,837)
Cash used in financing activities	(55,602)	(23,985)
Effect of exchange rate changes on cash and cash equivalents	766	(3,581)
Increase (decrease) in cash and cash equivalents	6,995	(9,264)
Cash and cash equivalents at beginning of period	4,192	19,021
Cash and cash equivalents at end of period	$11,187	$9,757